UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 4, 2011

Masco Corporation

(Exact name of Registrant as Specified in Charter)

Delaware	1-5794	38-1794485
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

21001 Van Born Road, Taylor, Michigan	48180
(Address of Principal Executive Offices)	(Zip Code)

(313) 274-7400

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The following supplements the disclosure set forth in Masco Corporation’s (the “Company’s”) Form 8-K dated November 4, 2011 and filed with the Securities and Exchange Commission on November 10, 2011.

The Company has entered into an agreement (the “Agreement”), effective January 1, 2012, with Donald J. DeMarie, Jr. in connection with his departure from the Company as its Executive Vice President and Chief Operating Officer. Under the Agreement, Mr. DeMarie will provide consulting services to the Company for a period of at least two years. The Agreement prohibits Mr. DeMarie from entering into business opportunities and other activities competitive with the Company for a period of two years and also contains a release of claims against the Company, as well as non-solicitation, non-disclosure and non-disparagement provisions. In consideration for Mr. DeMarie’s obligations under the Agreement, he will receive $25,000 for two years and a total amount equal to twice his former base salary paid over two years. If the Company meets its performance targets for 2011, then based on the established formula, Mr. DeMarie will receive a cash payment under the cash incentive program and the cash value of the stock that would have been awarded to him under the Company’s equity incentive program. Mr. DeMarie’s outstanding shares of restricted stock will continue to vest in accordance with their original vesting schedule.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MASCO CORPORATION

By:	/s/ John G. Sznewajs
Name:	John G. Sznewajs
Title:	Vice President, Treasurer and Chief Financial Officer

December 14, 2011